TIERSSM SUPPLEMENT 2000-11




                                     between

                           STRUCTURED PRODUCTS CORP.,
                                  as Depositor



                                       and



                      U.S. BANK TRUST NATIONAL ASSOCIATION,
                                   as Trustee



        TIERSSM Principal-Protected Certificates Trust Series PXT 2000-11

                                TABLE OF CONTENTS
                                                               Page


Preliminary Statement.............................................1

Section 1. Certain Defined Terms..................................1

Section 2. Creation and Declaration of Trust; Grant of Term
           Assets and Treasury STRIPS; Acceptance by Trustee......5

Section 3. Designation............................................5

Section 4. Date of the Certificates...............................5

Section 5. Certificate Principal Balance and Denominations;
           Additional Term Assets AND TREASURY STRIPS.............5

Section 6. Currency of the Certificates...........................6

Section 7. Form of Securities.....................................6

Section 8. Reserved...............................................6

Section 9. Certain Provisions of Base Trust Agreement Not
           Applicable.............................................6

Section 10. Distributions.........................................6

Section 11. Termination of Trust..................................9

Section 12. Limitation of Powers and Duties.......................9

Section 13. Compensation of Trustee..............................10

Section 14. Modification or Amendment............................11

Section 15. Accounting...........................................11

Section 16. No Investment of Amounts Received on Term Assets
            AND TREASURY STRIPS..................................11

Section 17. No Event of Default..................................11

Section 18. Notices..............................................11

Section 19  Access to Certain Documentation......................12

Section 20. Advances.............................................12

Section 21. Ratification of Agreement............................12

Section 22. Counterparts.........................................12

Section 23. Governing Law........................................12

Section 24..AFFILIATE EXCHANGE RIGHT.............................12

Section 25.Certificate of Compliance.............................12

Section 26.TENDER FOR TERMS ASSETS OR CHANGE OF
           CONTROL OF PXRE CORPORATION...........................13

Exhibit A..--   Identification  of the Term  Assets  as of  Closing
                Date

Exhibit B..--   Terms of the Certificates as of Closing Date
Exhibit C..--   Form of Certificates

          TIERSSM  SUPPLEMENT  2000-11,  dated as of  September  20,  2000 (this
          "Series Supplement"), between STRUCTURED PRODUCTS CORP., a Delaware corporation, as depositor (the "Depositor"), and U.S. BANK TRUST NATIONAL ASSOCIATION, a national banking association, as trustee (the "Trustee").

                              PRELIMINARY STATEMENT

     Pursuant to the Base Trust Agreement, dated as of May 21, 1999 (as amended and supplemented pursuant to a Series Supplement, the "Agreement"), between the Depositor and the Trustee, such parties may at any time and from time to time enter into a series supplement supplemental to the Agreement for the purpose of creating a trust. Section 5.13 of the Agreement provides that the Depositor may at any time and from time to time direct the Trustee to authenticate and deliver, on behalf of any such trust, a new Series of trust certificates. Each trust certificate of such new Series of trust certificates will represent a fractional undivided beneficial interest in such trust. Certain terms and conditions applicable to each such Series are to be set forth in the related series supplement to the Agreement.

     Pursuant to this Series Supplement, the Depositor and the Trustee shall create and establish a new trust to be known as TIERSSM Principal-Protected Certificates Trust Series PXT 2000-11, and a new Series of trust certificates to be issued thereby, which certificates shall be known as the TIERSSM
Certificates, and the Depositor and the Trustee shall herein specify certain terms and conditions in respect thereof.

     The Certificates shall be Fixed Rate Certificates issued in one Class (the "Certificates").

     On behalf of and pursuant to the authorizing resolutions of the Board of Directors of the Depositor, an authorized officer of the Depositor has authorized the execution, authentication and delivery of the Certificates, and has authorized the Agreement and this Series Supplement in accordance with the terms of Section 5.13 of the Agreement.

     Section 1... Certain Defined Terms. (a) All terms used in this Series Supplement that are defined in the Agreement, either directly or by reference therein, have the meanings assigned to such terms therein, except to the extent such terms are defined or modified in this Series Supplement or the context requires otherwise. The Agreement also contains rules as to usage which shall be applicable hereto.

     (b) Pursuant to Article I of the Agreement, the meaning of certain defined terms used in the Agreement shall, when applied to the trust certificates of a particular Series, be as defined in Article I but with such additional provisions and modifications as are specified in the related series supplement. With respect to the Certificates, the following definitions shall apply:

     "Acceleration": The acceleration of the maturity of the Term Assets after the occurrence of any default on the Term Assets other than a Payment Default.

     "Business Day": Any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or obligated by law, executive order or governmental decree to be closed.

     "Certificateholder"     or     "Holder":     With     respect     to    any
Certificate, the Holder thereof.

     "Certificateholders"     or     "Holders":     The     Holders    of    the
Certificates.

     "Closing Date": September 20, 2000.

     "Collection Account": With respect to each Series, an account established and maintained by the Trustee in its corporate trust department in the Trustee's name on behalf of the related Certificateholders, into which all payments made on or with respect to the related Term Assets and Treasury STRIPS will be deposited.

     "Collection Period": The period from (but excluding) the preceding Distribution Date (or, in the case of the first Distribution Date, from and including the Closing Date), through and including the current Distribution Date.

     "Corporate Trust Office": U.S. Bank Trust National Association, 100 Wall Street, Suite 1600, New York, New York 10005, Attention: Corporate Trust or such other corporate trust office as the Trustee shall designate in writing to the Depositor and the Certificateholders.

     "Depositary": The Depository Trust Company.

     "Distribution Date": Any Scheduled Distribution Date, the Maturity Date or any Term Assets Default Distribution Date or any Term Assets Redemption Distribution Date.

     "Extension Period": The period, up to ten (10) consecutive semiannual interest distribution dates on the Term Assets, but not to extend beyond February 1, 2027, in which PXRE Corporation, and consequently the Term Assets Issuer, defers distributions on the Term Assets.

     "Fixed Payment": Each equal semiannual installment of interest payable on the Term Assets on each February 1 and August 1, commencing February 1, 2001 through and including February 1, 2027.

     "Interest Collections": With respect to any Distribution Date, all payments received by the Trustee, during the Collection Period ending on such Scheduled Distribution Date, in respect of (i) interest on the Term Assets and (ii) penalties or other amounts required to be paid because of late payments on the Term Assets.

     "Investment Company Event": Investment Company Event means the receipt by PXRE Corporation and the Term Assets Issuer of an opinion of counsel (which may be counsel to PXRE Corporation) rendered by a law firm with a nationally recognized securities practice to the effect that as a result of a change in law or regulation or a written change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority after January 24, 1997, there is more than an insubstantial risk that the Term Assets Issuer is or will be considered an investment company under the Investment Company Act of 1940, as amended.

     "Junior Subordinated Debentures": Means the 8.85% Junior Subordinated Deferrable Interest Debentures due on the Maturity Date issued by PXRE Corporation, which are owned by the Term Assets Issuer.

     "Make-Whole Amount": Means the greater of (i) 100% of the principal amount of the Term Assets or (ii) such other amount as is provided for in the documents pursuant to which the Terms Assets were issued, which other amount shall equal (a) the sum of the present values of the principal amount and premium payable with respect to an optional redemption of the Term Assets on February 1, 2007, together with the present values of scheduled payments of interest on the Term Assets from the redemption date to February 1, 2007, in each case discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve thirty-day months) at a certain treasury rate plus 1.00% less (b) accrued and unpaid interest on the Term Assets to the date of redemption.

     "Maturity Date": February 15, 2027.

     "Payment Default": A default in the payment of any amount due on the Term Assets after the same becomes due and payable (and the expiration of any applicable grace period on the Term Assets).

     "Place of Distribution": New York, New York.

     "Rating Agency": Moody's Investors Service, Inc. ("Moody's") and any successor to the foregoing. References to "the Rating Agency" in the Agreement shall be deemed to be such credit rating agency.

     "Record Date": With respect to any Distribution Date, the day immediately preceding such Distribution Date.

     "Scheduled Distribution Date": The first day of each February and August or, if any such day is not a Business Day, then the immediately following Business Day, commencing February 1, 2001, through and including February 1, 2027; provided, however, that payment on each Scheduled Distribution Date shall be subject to prior payment of interest or principal, as applicable, on the Term Assets.

     "Specified Currency": United States Dollars.

     "Tax Event": Tax Event means the receipt by PXRE Corporation of an opinion of nationally recognized independent tax counsel experienced in such matters (which may be counsel to PXRE Corporation) to the effect that (A) as a result of
(i) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, (ii) any judicial decision or official administrative pronouncement, ruling, regulatory procedure, notice or announcement, including any notice or announcement of intent to adopt such procedures or regulations or (iii) any amendment to, clarification of or change in the administrative position or interpretation of any action described in clause (ii) or judicial decision that differs from the theretofore generally accepted position, there is more than an insubstantial risk that (a) the Term Assets Issuer would be subject to United States federal income tax with respect to income accrued or received on the Junior Subordinated Debentures or subject to more than a de minimis amount of other taxes, duties or other governmental charges, (b) interest payable to the Term Assets Issuer on the Junior Subordinated Debentures would not be deductible by a member of PXRE Corporation's consolidated tax group for United States federal income tax purposes or (c) PXRE Corporation would be subject to certain adverse tax consequences and (B) as a result of the foregoing, there is more than an insubstantial risk that PXRE Corporation would be precluded from deducting interest on the Term Assets.

     "Term Assets": As of the Closing Date, $25,000,000 aggregate principal amount of 8.85% Capital Trust Pass-through Securities issued by the Term Assets Issuer, sold to the Trust by the Depositor and identified on Exhibit A hereto. Additional Term Assets may also be sold to the Trust from time to time pursuant to Section 5 of this Series Supplement.

     "Term Assets Default Distribution Date": The date on which the Trustee makes a distribution of the proceeds received in connection with a recovery on the Term Assets (after deducting any costs incurred in connection therewith) following a Payment Default or an Acceleration or other default with respect to the Term Assets.

     "Term Assets Issuer": PXRE Capital Trust I, the sole asset of which is the Junior Subordinated Debentures.

     "Term Assets Payment Date": Unless the Extension Period is in effect, the first day of each February and August, commencing February 1, 2001 and ending on February 1, 2027; provided, however, that if any Term Assets Payment Date would otherwise fall on a day that is not a Business Day, such Term Assets Payment Date will be the following Business Day.

     "Term Assets Prospectus": The prospectus of the Term Assets Issuer, dated April 23, 1997, with respect to the Term Assets.

     "Term Assets Redemption Distribution Date": The date on which the Trustee makes a distribution of the proceeds received upon a redemption of Term Assets in accordance with their terms.

     "Term Assets Trustee": The trustee for the Term Assets.

     "Treasury STRIPS": $25,000,000 (maturity amount) of United States Treasury STRIPS, which are zero coupon direct obligations of the United States of America, due February 15, 2027 and sold to the Trust by the Depositor.
Additional Treasury STRIPS may also be sold to the Trust from time to time pursuant to Section 5 of this Series Supplement.

     "Trust": TIERSSM Principal-Protected Certificates Trust Series PXT 2000-11.

     "Trust Termination Event": (a) the payment in full at maturity or upon early redemption of the Certificates or (b) the distribution of the proceeds received upon a recovery on the Term Assets (in the case of Payment Default, after deducting the costs incurred in connection therewith) after a Payment Default or an Acceleration thereof (or other default with respect to the Term Assets).

     "Voting Rights": The Certificateholders shall have 100% of the total Voting Rights with respect to the Certificates, which Voting Rights shall be allocated among all Holders of Certificates in proportion to the principal balances held by such Holders on any date of determination.

     Section 2... Creation and Declaration of Trust; Grant of Term Assets and Treasury STRIPS; Acceptance by Trustee. (a) The Trust, of which the Trustee is the trustee, is hereby created under the laws of the State of New York for the benefit of the holders of the Certificates. The Trust shall be irrevocable.

     (b) The Depositor, concurrently with the execution and delivery hereof and pursuant to Section 2.1 of the Agreement, has delivered or caused to be delivered to the Trustee the Term Assets and the Treasury STRIPS.

     (c) The Depositor does hereby sell, transfer, assign, set over and otherwise convey to the Trustee on behalf and for the benefit of the holders of the Certificates and the Trust, without recourse, the Term Assets and the Treasury STRIPS. The Trustee shall pay the purchase price for the Term Assets and the Treasury STRIPS by delivering to, or at the direction of, the Depositor, all of the Certificates on the Closing Date and making the payment identified in
Section 10(l) of this Series Supplement.

     (d) The Trustee hereby (i) acknowledges such sale and deposit, pursuant to subsections (b) and (c) above, and receipt by it of the Term Assets and the Treasury STRIPS, (ii) accepts the trusts created hereunder in accordance with the provisions hereof and of the Agreement but subject to the Trustee's obligation, as and when the same may arise, to make any payment or other distribution of the assets of the Trust as may be required pursuant to this Series Supplement, the Agreement and the Certificates, and (iii) agrees to perform the duties herein or therein required and any failure to receive reimbursement of expenses and disbursements under Section 13 hereof shall not release the Trustee from its duties herein or therein.

     Section 3... Designation. There is hereby created a Series of trust certificates to be issued pursuant to the Agreement and this Series Supplement to be known as the "TIERSSM Certificates." The Certificates shall be issued in one class, in the amount set forth in Section 5. The Certificates shall be issued in substantially the form set forth in Exhibit C to this Series Supplement with such necessary or appropriate changes as shall be approved by the Depositor and the Trustee, such approval to be manifested by the execution and authentication thereof by the Trustee. The Certificates shall evidence undivided ownership interests in the assets of the Trust, subject to the liabilities of the Trust and shall be payable solely from payments or property received by the Trustee on or in respect of the Term Assets and the Treasury STRIPS.

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

     Section  4...  Date  of  the   Certificates.   The  Certificates  that  are
authenticated and delivered by the Trustee to or upon Depositor Order on the Closing Date shall be dated the Closing Date. All other Certificates that are authenticated after the Closing Date for any other purpose under the Agreement shall be dated the date of their authentication.

     Section 5. Certificate Principal Balance and Denominations; Additional Term Assets and Treasury STRIPS. On the Closing Date, Certificates with a Certificate Principal Balance of $25,000,000 may be authenticated and delivered under the Agreement and this Series Supplement. The Certificate Principal Balance shall initially equal the maturity amount of the Treasury STRIPS sold to the Trustee and deposited in the Trust. Such Certificate Principal Balance shall be calculated without regard to Certificates authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other
Certificates pursuant to Sections 5.3, 5.4 or 5.5 of the Agreement. The Depositor may sell to the Trustee additional Term Assets and Treasury STRIPS on any date hereafter upon at least 5 Business Days notice to the Trustee and upon
(i) satisfaction of the Rating Agency Condition and (ii) delivery of an Opinion of Counsel to the effect that the sale of such additional Term Assets and Treasury STRIPS will not materially increase the likelihood that the Trust would fail to qualify as a grantor trust under the Code; provided that the principal amount of additional Term Assets must equal the maturity amount of the additional Treasury STRIPS. Upon such sale to the Trustee, the Trustee shall deposit such additional Term Assets and Treasury STRIPS in the Collection Account, and shall authenticate and deliver to the Depositor, or its order, Certificates in a Certificate Principal Balance equal to the maturity amount of such additional Treasury STRIPS. Any such additional Certificates authenticated and delivered shall rank pari passu with any Certificates previously issued in accordance with this Series Supplement.

     Section  6.  Currency  of  the  Certificates.   All  distributions  on  the
Certificates will be made in the Specified Currency.

     Section 7. Form of Securities. The Trustee shall execute and deliver the Certificates in the form of one or more global certificates registered in the name of DTC or its nominee.

     Section 8.   Reserved.

     Section 9. Certain Provisions of Base Trust Agreement Not Applicable. The provisions of Sections 3.12, 5.16, 5.17 and 9.1 of the Base Trust Agreement dated as of May 21, 1999 and any other provision of the Base Trust Agreement dated as of May 21, 1999 which imposes obligations on, or creates rights in favor of, the Trustee or the Certificateholders as a result of or in connection with an "Event of Default" or "Administrative Agent Termination Event" shall be inapplicable with respect to the Certificates.

     Section 10.  Distributions.

     (a) On each Scheduled Distribution Date, the Trustee shall distribute the related Fixed Payment, to the extent of Interest Collections, and on the Maturity Date shall distribute the principal (in the amount of $25,000,000) of the Certificates to the Holders of the Certificates and an additional payment of $25,000,000 due on the Term Assets on February 1

2027, to the extent the principal of the Term Assets and the Treasury STRIPS is received by the Trustee on such date; provided, however, if any such payment with respect to the Term Assets is made to the Trustee after the Term Assets Payment Date on which such payment was due, the Trustee shall distribute such amount received on the Business Day following such receipt. In the event the Extension Period is in effect, interest on the Certificates will continue to accrue to the extent interest on the Junior Subordinated Debentures continues to so accrue, at a rate of 8.85% per annum, compounded semi-annually, but the Trustee shall not be required to make any distributions on the Certificates until the next Scheduled Distribution Date following the end of the Extension Period.

     (b) In the event of a Payment Default, the Trustee shall proceed against the Term Assets Issuer on behalf of the Certificateholders to enforce the Term Assets or otherwise to protect the interests of the Certificateholders, subject to the receipt of indemnity in form and substance satisfactory to the Trustee; provided that holders of the Certificates representing a majority of the Voting Rights on the Certificates will be entitled to direct the Trustee in any such proceeding or direct the Trustee to sell the Term Assets, subject to the Trustee's receipt of satisfactory indemnity. In the event of an Acceleration and a corresponding payment on the Term Assets, the Trustee shall distribute the proceeds to the Certificateholders no later than two Business Days after the receipt of immediately available funds.

     (c) In the event that the Trustee receives money or other property in respect of the Term Assets (other than a scheduled payment on or with respect to an interest payment date) as a result of a Payment Default on the Term Assets (including from the sale thereof), the Trustee will promptly give notice as provided in Section 18(c) to the Depositary, or for any Certificates which are not then held by DTC or any other depository, directly to the registered holders of the Certificates then outstanding and unpaid. Such notice shall state that, not later than 30 days after the receipt of such moneys or other property, the Trustee will allocate and distribute such moneys or other property to the holders of Certificates then outstanding and unpaid, pro rata by principal amount (after deducting the costs incurred in connection therewith and subject to clause (l) of this Section 10). Property other than cash will be liquidated by the Trustee, and the proceeds thereof distributed in cash, only to the extent necessary to avoid distribution of fractional securities to Certificateholders. In-kind distribution of Term Assets to Certificateholders will not reduce the principal amount of Certificates on a dollar-for-dollar basis. Other than as provided in clause (l) below, no amounts will be distributed to the Depositor in respect of the Term Assets.

     (d) Distributions to the Certificateholders on each Distribution Date will be made to the Certificateholders of record on the Record Date.

     (e) All distributions to Certificateholders shall be allocated pro rata among the Certificates based on their respective principal balances as of the Record Date.

     (f) Notwithstanding any provision of the Agreement to the contrary, to the extent funds are available, the Trustee will initiate payment in immediately available funds by 10:00 A.M. (New York City time) on each Distribution Date of all amounts payable to each Certificateholder with respect to any Certificate held by such Certificateholder or its nominee (without the necessity for any presentation or surrender thereof or any notation of such payment thereon) in the manner and at the address as each Certificateholder may from time to time direct the Trustee in writing 15 days prior to such Distribution Date requesting that such payment will be so made and designating the bank account to which such payments shall be so made. The Trustee shall be entitled to rely on the last instruction delivered by the Certificateholder pursuant to this Section 10(f) unless a new instruction is delivered 15 days prior to a Distribution Date.

     (g) Upon receipt by the Trustee of a notice that all or a portion of the Term Assets are to be redeemed, the Trustee shall select by lot an equal principal amount of Certificates for redemption and establish the Term Assets Redemption Distribution Date. Notice of such redemption shall be given by the Trustee to the registered Certificateholders not less than 15 days prior to the Term Assets Redemption Distribution Date by mail to each registered Certificateholder at such registered Certificateholder's last address on the register maintained by the Trustee; provided, however, that the Trustee shall not be required to give any notice of redemption prior to the third (3rd) Business Day after the date it receives notice of such redemption. The redemption price pursuant to an Optional Redemption (as defined below), a Tax Event Redemption (as defined below) or an Investment Company Event Redemption (as defined below) is set forth below in Section 10(h).

     (h) For informational purposes only, the Term Assets as originally issued are redeemable, in whole or in part on or after February 1, 2007, on not less than 30 nor more than 60 days' notice, at the option of the Term Assets Issuer (an "Optional Redemption"). In addition, if a Tax Event or Investment Company
Event occurs, on not less than 30 nor more than 60 days' notice, PXRE Corporation will have the option within 90 days of such occurrence to redeem the Junior Subordinated Debentures in whole or in part, thus causing a redemption of the Term Assets (such redemption, a "Tax Event Redemption" or "Investment Company Event Redemption," respectively). The redemption price in the case of an Optional Redemption of the Term Assets will be equal to the par value of the Term Assets to be redeemed plus accrued interest on the principal amount being redeemed, plus the redemption premium, if any. The redemption price in the case of a Tax Event Redemption will equal 100% of the principal amount of the Term Assets plus accrued interest thereon to the date of redemption. The redemption price in the case of an Investment Company Event Redemption will equal, in the case of a redemption prior to February 1, 2007, the Make-Whole Amount and, in the case of a redemption on or after February 1, 2007, the redemption price as if an Optional Redemption were occurring, in each case plus accrued and unpaid interest on the Term Assets to the date of redemption. The redemption premium shall be equal to the following percentages as of February 1 of the years indicated below:

          Year                                      Premium

          2007.....................................   4.180%
          2008.....................................   3.762%
          2009.....................................   3.344%
          2010.....................................   2.926%
          2011.....................................   2.508%
          2012.....................................   2.090%
          2013.....................................   1.672%
          2014.....................................   1.254%

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

          2015.....................................   0.836%
          2016.....................................   0.418%
          2017 and thereafter......................   0.000%


     (i) In the event that the Trustee is notified by the Term Assets Issuer that the Term Assets are to be redeemed in exchange for a distribution of Junior Subordinated Debentures upon the occurrence of a Tax Event or an Investment Company Event, the Trustee shall deliver the Term Assets to the Term Assets Issuer in exchange for Junior Subordinated Debentures with an aggregate principal amount equal to the aggregate principal amount of the Term Assets. Such exchange shall not cause the Certificates to be redeemed. The Trust shall hold the Junior Subordinated Debentures for the benefit of the Certificateholders in accordance with the terms hereof and under the Agreement.

     (j) The holder of a Certificate which is redeemed will receive, on the Term Assets Redemption Distribution Date, a payment equal to its pro rata share of the distributions made on the Term Assets pursuant to an Optional Redemption, a Tax Event Redemption or an Investment Company Act Redemption, as the case may be, as set forth above. In addition, if Certificates are redeemed, then an equal principal amount of the Treasury STRIPS will be liquidated and the proceeds distributed to the holders of the Certificates being redeemed.

     (k) The rights of the Certificateholders to receive distributions in respect of the Certificates, and all interests of the Certificateholders in such distributions, shall be as set forth in this Series Supplement. The Trustee shall in no way be responsible or liable to the Certificateholders nor shall any Certificateholder in any way be responsible or liable to any other
Certificateholder in respect of amounts previously distributed on the Certificates based on their respective principal balances.

     (l) On the Closing Date, as payment in full for the Treasury STRIPS and as partial payment for the Term Assets, the Trustee shall deliver to, or at the direction of, the Depositor all of the Certificates. On February 1, 2001, as payment of the balance of the purchase price for the Term Assets, the Trustee shall pay to the Depositor the amount of the interest accrued on the Term Assets from August 1, 2000 to but not including the Closing Date, which amount equals $301,145.83. In the event the Depositor is not paid such accrued interest on such date, the Depositor shall have a claim for the amount specified in the preceding sentence and shall share pari passu with Certificateholders to the extent of such claim in the proceeds from the sale of the Term Assets and the Treasury STRIPS.

     Section 11. Termination of Trust. (a) The Trust shall terminate upon the occurrence of any Trust Termination Event.

     (b) Except for any reports and other information required to be provided to Certificateholders hereunder and under the Agreement and except as otherwise specified herein and therein, the obligations of the Trustee will terminate upon the distribution to Certificateholders of all amounts required to be distributed to them and the disposition of all

Term Assets and Treasury STRIPS held by the Trustee. The Trust shall thereupon terminate, except for surviving rights of indemnity.

     Section 12. Limitation of Powers and Duties. (a) The Trustee shall administer the Trust, the Term Assets and the Treasury STRIPS solely as specified herein and in the Agreement.

     (b) The Trust is constituted solely for the purpose of acquiring and holding the Term Assets and the Treasury STRIPS. The Trustee is not authorized to acquire any other investments or engage in any activities not authorized herein and, in particular, unless expressly provided in the Agreement, the Trustee is not authorized (i) to sell, assign, transfer, exchange, pledge, set-off or otherwise dispose of any of the Term Assets or Treasury STRIPS, once acquired, or interests therein, including to Certificateholders, (ii) to merge or consolidate the Trust with any other entity, or (iii) to do anything that would materially increase the likelihood that the Trust will fail to qualify as a grantor trust for United States federal income tax purposes.

     (c) The parties acknowledge that the Trustee, as the holder of the Term Assets and the Treasury STRIPS, has the right to vote and give consents and waivers in respect of the Term Assets and the Treasury STRIPS and enforce the other rights, if any, of a holder of the Term Assets and the Treasury STRIPS, except as otherwise limited by the Agreement or this Series Supplement. In the event that the Trustee receives a request from the Term Assets Trustee, the Term Assets Issuer or, if applicable, the Depositary with respect to the Term Assets, for the Trustee's consent to any amendment, modification or waiver of the Term Assets, or any document relating thereto, or receives any other solicitation for any action with respect to the Term Assets, the Trustee shall within two Business Days mail a notice of such proposed amendment, modification, waiver or solicitation to each Certificateholder of record as of the date of such request. The Trustee shall request instructions from the Certificateholders as to what action to take in response to such request and shall be protected in taking no action if no direction is received. Except as otherwise provided herein, the Trustee shall consent or vote, or refrain from consenting or voting, in the same proportion (based on the principal balances of the Certificates) as the Certificates of the Trust were actually voted or not voted by the Holders thereof as of the date determined by the Trustee prior to the date such vote or consent is required; provided, however, that, notwithstanding anything to the contrary in the Agreement or this Series Supplement, the Trustee shall at no time vote in favor of or consent to any matter (i) which would alter the timing or amount of any payment on the Term Assets or Treasury STRIPS (including, without limitation, any demand to accelerate the Term Assets or Treasury STRIPS) or (ii) which would result in the exchange or substitution of any Term Asset or Treasury STRIP pursuant to a plan for the refunding or refinancing of such Term Asset or Treasury STRIP, except in each case with the unanimous consent of the Certificateholders and subject to the requirement that such vote would not materially increase the likelihood that the Trust will fail to qualify as a grantor trust for federal income tax purposes, such determination to be based solely on an Opinion of Counsel. The Trustee shall have no liability for any failure to act or to refrain from acting resulting from the Certificateholders' late return of, or failure to return, directions requested by the Trustee from the Certificateholders.

     (d) Notwithstanding any provision of the Agreement to the contrary, the Trustee may require from the Certificateholders prior to taking any action at the direction of the

Certificateholders, an indemnity agreement of a Certificateholder or any of its Affiliates to provide for security or indemnity against the costs, expenses and liabilities the Trustee may incur by reason of any such action. An unsecured indemnity agreement, if acceptable to the Trustee, shall be deemed to be sufficient to satisfy such security or indemnity requirement.

     (e) Notwithstanding any provision of the Agreement to the contrary, the Trustee shall act as the sole Authenticating Agent, Paying Agent, and Registrar.

     Section 13. Compensation of Trustee. The Trustee shall be entitled to receive from the Depositor as compensation for the Trustee's services hereunder, trustee's fees pursuant to a separate agreement between the Trustee and the Depositor, and shall be reimbursed for all reasonable expenses, disbursements and advances incurred or made by the Trustee (including the reasonable compensation, disbursements and expenses of its counsel and other persons not regularly in its employ). The Depositor shall indemnify and hold harmless the Trustee and its successors, assigns, agents and servants against any and all loss, liability or reasonable expense (including attorneys' fees) incurred by it in connection with the administration of this trust and the performance of its duties thereunder. The Trustee shall notify the Depositor promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Depositor shall not relieve the Depositor of its obligations hereunder. The Depositor need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee's own willful misconduct, negligence or bad faith. The indemnities contained in this Section 13 shall survive the resignation or termination of the Trustee or the termination of this Agreement.

     Failure by the Depositor to pay, reimburse or indemnify the Trustee shall not entitle the Trustee to any payment, reimbursement or indemnification from the Trust, nor shall such failure release the Trustee from the duties it is required to perform under this Series Supplement. Any unpaid, unreimbursed or unindemnified amounts shall not be borne by the Trust and shall not constitute a claim against the Trust, but shall be borne by the Trustee in its individual capacity, and the Trustee shall have no recourse against the Trust with respect thereto.

     Section 14. Modification or Amendment. The Trustee shall not enter into any modification or amendment of the Agreement or this Series Supplement unless such modification or amendment is in accordance with Section 10.1 of the Agreement. Pursuant to Section 5 of this Series Supplement, the Depositor may sell to the Trustee additional Term Assets and Treasury STRIPS from time to time without violation or trigger of this Section 14.

     Section 15. Accounting. Notwithstanding Section 3.16 of the Agreement, Independent Public Accountants' Administration Report, no such accounting reports shall be required. Pursuant to Section 4.2 of the Agreement, Reports to Certificateholders, the Trustee shall cause the statements to be prepared and forwarded as provided therein.

     Section 16. No  Investment  of Amounts  Received on Term Assets or Treasury
STRIPS. All amounts received on or with respect to the Term Assets and the Treasury STRIPS shall be held uninvested by the Trustee.

     Section 17. No Event of Default. There shall be no Events of Default defined with respect to the Certificates.

     Section 18. Notices. (a) All directions, demands and notices hereunder and under the Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered or mailed by first class mail, postage prepaid or by express delivery service or by certified mail, return receipt requested or delivered in any other manner specified herein, (i) in the case of the Depositor, to Structured Products Corp., 390 Greenwich Street, 6th Floor, New York, New York 10013, Attention: Secretary, or such other address as may hereafter be furnished to the Trustee in writing by the Depositor, and (ii) in the case of the Trustee, to U.S. Bank Trust National Association, 100 Wall Street, Suite 1600, New York, New York 10005, Attention: Corporate Trust, facsimile number (212) 809-5459, or such other address as may hereafter be furnished to the Depositor in writing by the Trustee.

     (b) For purposes of delivering notices to the Rating Agency under Section 10.07, Notice to Rating Agency, of the Agreement or otherwise, such notices shall be mailed or delivered as provided in Section 10.07, Notice to Rating Agency, to: Moody's Investors Service, Inc., Structured Derivative Products, 99 Church Street, New York, New York 10007; or such other address as the Rating Agency may designate in writing to the parties hereto.

     (c) In the event a Payment Default or an Acceleration occurs, the Trustee shall promptly give notice to the Depositary or, for any Certificates which are not then held by the Depositary or any other depository, directly to the registered holders of the Certificates thereof. Such notice shall set forth (i) the identity of the issue of Term Assets, (ii) the date and nature of such Payment Default or Acceleration, (iii) the principal amount of the interest or principal in default, (iv) the Certificates affected by the Payment Default or Acceleration, and (v) any other information which the Trustee may deem appropriate.

     (d) Notwithstanding any provisions of the Agreement to the contrary, the Trustee shall deliver all notices or reports required to be delivered to or by the Trustee or the Depositor to the Certificateholders without charge to such Certificateholders.

     Section  19.  Access to  Certain  Documentation.  Access  to  documentation regarding the Term Assets will be afforded without charge to any Certificateholder so requesting pursuant to Section 3.17 of the Agreement, Access to Certain Documentation. Additionally, the Trustee shall provide at the request of any Certificateholder without charge to such Certificateholder the name and address of each Certificateholder of Certificates hereunder as recorded in the Certificate Register for purposes of contacting the other Certificateholders with respect to their rights hereunder or for the purposes of effecting purchases or sales of the Certificates, subject to the transfer restrictions set forth herein.

     Section 20. Advances. There is no Administrative Agent specified herein; hence no person (including the Trustee) shall be permitted or obligated to make Advances as described in Section 4.03 of the Agreement, Advances.

     Section 21. Ratification of Agreement. With respect to the Series issued hereby, the Agreement, as supplemented by this Series Supplement, is in all respects ratified and confirmed and the Agreement as so supplemented by this Series Supplement shall be read, taken and construed as one and the same instrument. To the extent there is any inconsistency between the terms of the Agreement and this Series Supplement, the terms of this Series Supplement shall govern.

     Section 22. Counterparts. This Series Supplement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

     Section 23. Governing Law. This Series Supplement and each Certificate issued hereunder shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely therein without reference to such State's principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

     Section 24. Affiliate Exchange Right. Any affiliate of the Depositor who certifies in writing that it is one, but not the Depositor itself, will have the right on any date to tender to the Trustee Certificates of a specified principal amount and to receive in exchange (i) Term Assets in an amount equal to such principal amount and (ii) Treasury STRIPS in a maturity amount equal to such principal amount. If an affiliate of the Depositor purchases Certificates from a non-affiliate with the intention of exercising the affiliate exchange right with respect to such Certificates, the purchase price for such Certificates may be the sum of the Market Value of the Term Assets and Treasury STRIPS that such affiliate will receive upon the exercise of the affiliate exchange right. "Market Value" means the highest bid that such affiliate receives from at least two nationally recognized broker dealers for such amount of Term Assets and Treasury STRIPS.

     Section 25. Certificate of Compliance. The Depositor shall deliver to the Trustee on or prior to June 30 of each year prior to a Trust Termination Event the Officer's Certificate as to compliance as required by Section 6.1(b) of the Base Trust Agreement.

     Section 26. Tender for Term Assets or Change of Control of PXRE Corporation. If a tender offer is made for the Term Assets or a change of control occurs with respect to PXRE Corporation, Certificateholders may instruct the Trustee to distribute the Term Assets and Treasury STRIPS or to liquidate the same and distribute the proceeds thereof to Certificateholders.

           IN WITNESS WHEREOF, the parties hereto have caused this Series Trust Agreement to be executed by their respective duly authorized officers as of the date first above written.

                               STRUCTURED PRODUCTS CORP.



                               By: /s/ Matthew Mayers
                                   ------------------------------------
                                   Authorized Signatory

                               U.S. BANK TRUST NATIONAL ASSOCIATION,
                                    AS TRUSTEE

                               By: /s/ Marlene J. Fahey
                                   ------------------------------------
                                    Responsible Officer

                                                                   EXHIBIT A

              IDENTIFICATION OF THE TERM ASSETS AS OF CLOSING DATE



Issuer:                          PXRE Capital Trust I

Term Assets:                     8.85%  Capital  Trust   Pass-through
                                 Securities due February 1, 2027

Maturity Date:                   February 1, 2027

Original Principal
Amount Issued:                   $100,000,000

CUSIP No.:                       693673AC9

Stated Interest Rate:            8.85% per annum

Interest Payment Dates:          February 1 and August 1

Optional                         The Term  Assets,  and  consequently
Redemption:                      the     Certificates,     will    be
                                 redeemable, in whole or in part, at the option of the Term Assets Issuer, on not less than 30 nor more than 60 days' notice, at a price equal to 104.18% plus accrued interest on February 1, 2007 and at declining prices thereafter to 100.00% plus accrued interest on February 1, 2017.

Tax Event                        The Term Assets are  redeemable,  in
Redemption;                      whole  but not in part,  at any time
Investment Company               by  the  Term   Assets   Issuer   if
Event Redemption                 certain  adverse  tax  events  occur
                                 with  respect to PXRE  Corporation  or
                                 the Term Assets Issuer or a determination could be made that the Term Assets Issuer is an Investment Company under the Investment Company Act of 1940.

Principal Amount of Term
Assets Deposited
Under Trust Agreement:           $25,000,000


The Term Assets will be held by the Trustee as book-entry credits to an account of the Trustee or its agent at The Depository Trust Company, New York, New York ("DTC").

                                                                     EXHIBIT B

                  TERMS OF THE CERTIFICATES AS OF CLOSING DATE

Aggregate Principal Amount
of TIERSSM Certificates:       $25,000,000
Authorized Denomination:       $1,000 and integral multiples thereof
Rating Agencies:               Moody's Investors Service, Inc.
Closing Date:                  September 20, 2000
Distribution Dates:            February 1 and August 1,  February 15,
                               2027,   any  Term  Assets   Redemption
                               Distribution  Date or any Term  Assets
                               Default Distribution Date.

Interest Rate:                 8.85%.

Maturity Date:                 February 15, 2027
Record Date:                   With   respect  to  any   Distribution
                               Date,  the day  immediately  preceding
                               such Distribution Date.

Trustee's Fees:                The  Trustee's  fees  shall be payable
                               by  the   Depositor   pursuant   to  a
                               separate  fee  agreement  between  the
                               Trustee and the Depositor.

Initial Certificate Registrar: U.S. Bank Trust National Association

Corporate Trust Office:        U.S. Bank Trust National Association
                               100 Wall Street, Suite 1600
                               New York, New York  10005
                               Attention:  Corporate Trust
                               Department, Regarding TIERSSM
                               Principal-Protected Certificates
                               Trust Series PXT 2000-11

                                                                     EXHIBIT C

                              FORM OF CERTIFICATES

THIS CERTIFICATE REPRESENTS AN UNDIVIDED INTEREST IN THE TRUST AND DOES NOT EVIDENCE AN OBLIGATION OF, OR AN INTEREST IN, AND IS NOT GUARANTEED BY THE DEPOSITOR OR THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE TRUST ASSETS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR ANY OTHER PERSON.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC") OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

CERTIFICATE NUMBER R-1
CUSIP:  886525AA2                     $25,000,000 Certificate Principal Amount

                              TIERSSM CERTIFICATES

evidencing an undivided interest in the Trust, as defined below, the assets of which include (i) $25,000,000 PXRE Capital Trust I 8.85% Capital Trust Pass-through Securities due February 1, 2027 and (ii) $25,000,000 (maturity amount) of United States Treasury STRIPS due February 15, 2027.

     This Certificate does not represent an interest in or obligation of the Trustee, the Depositor or any of their respective affiliates.

     THIS CERTIFIES THAT Cede & Co. is the registered owner of a nonassessable, fully-paid, fractional undivided interest in TIERSSM Principal-Protected Certificates Trust Series PXT 2000-11 (the "Trust") formed by Structured Products Corp., as depositor (the "Depositor").

     The Trust was created pursuant to a Base Trust Agreement, dated as of May 21, 1999 (the "Agreement"), between the Depositor and U.S. Bank Trust National Association, a national banking association, not in its individual capacity but solely as Trustee (the "Trustee"), as supplemented by the TIERSSM Supplement 2000-11, dated as of September 20, 2000 (the "Series Supplement" and, together with the Agreement, the "Trust Agreement"), between the Depositor and the Trustee. This Certificate does not purport to summarize the Trust Agreement and reference is hereby made to the Trust Agreement for information with respect to the interests, rights, benefits, obligations, proceeds and duties evidenced hereby and the rights, duties and obligations of the Trustee with respect hereto. A copy of the Trust Agreement may be obtained from the Trustee by written request sent to the Corporate Trust Office. Capitalized terms used but not defined herein have the meanings assigned to them in the Trust Agreement.

     This Certificate is one of the duly authorized Certificates designated as "TIERSSM Certificates" (herein called the "Certificate" or "Certificates"). This Certificate is issued under and is subject to the terms, provisions and conditions of the Trust Agreement, to which Trust Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound. The assets of the Trust include the Term Assets, and all proceeds of the Term Assets, and the Treasury STRIPS. Additional Term Assets and Treasury STRIPS may be sold to the Trustee and additional Certificates may be authenticated and delivered from time to time as provided in the Trust Agreement, which additional Certificates shall rank pari passu with all other Certificates issued in accordance with the Series Supplement.

     Under the Trust Agreement, there shall be distributed on the dates specified in the Trust Agreement (a "Distribution Date"), to the person in whose name this Certificate is registered at the close of business on the related Record Date, such Certificateholder's fractional undivided interest in the amount of distributions of the Term Assets to be distributed to Certificateholders on such Distribution Date. Unless an Extension Period is in effect, the Term Assets will pay interest on February 1 and August 1 of each year with the next interest payment date occurring on February 1, 2001. The principal of the Treasury STRIPS (in an amount equal to $25,000,000) and an additional payment of $25,000,000 due on the Term Assets on February 1, 2027 is scheduled to be paid on February 15, 2027.

     The distributions in respect of this Certificate are payable in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts as set forth in the Series Trust Agreement.

      It is the intent of the Depositor and the Certificateholders that the Trust will be classified as a grantor trust under subpart E, Part I of subchapter J of the Internal Revenue Code of 1986, as amended. Except as otherwise required by appropriate taxing authorities, the Depositor and the Trustee, by executing the Trust Agreement, and each Certificateholder, by acceptance of a Certificate, agrees to treat, and to take no action inconsistent with the treatment of, the Certificates for such tax purposes as interests in a grantor trust and the provisions of the Trust Agreement shall be interpreted to further this intention of the parties.

      Each Certificateholder, by its acceptance of a Certificate, covenants and agrees that such Certificateholder shall not, prior to the date which is one year and one day after the termination of the Trust Agreement, acquiesce, petition or otherwise invoke or cause the Depositor to invoke the process of any court or governmental authority for the purpose of commencing or sustaining a case against the Depositor under any federal or state bankruptcy, insolvency, reorganization or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Depositor or any substantial part of its property, or ordering the winding up or liquidation of the affairs of the Depositor.

     The  Trust   Agreement   permits   the   amendment   thereof,   in  certain
circumstances, without the consent of the Holders of any of the Certificates.

     Unless the certificate of authentication hereon shall have been executed by an authorized officer of the Trustee by manual signature, this Certificate shall not entitle the Holder hereof to any benefit under the Trust Agreement or be valid for any purpose.

     A copy of the Trust Agreement is available upon request and all of its terms and conditions are hereby incorporated by reference and made a part hereof.

     THIS CERTIFICATE SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

     IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed by its manual or facsimile signature.

                               U.S. BANK TRUST NATIONAL
                               ASSOCIATION, not in its individual
                               capacity but solely as Trustee and
                               Authenticating Agent



                               By:_________________________________
                                  Authorized Signatory